Exhibit 5

[LETTERHEAD OF VORYS, SATER, SEYMOUR AND PEASE]


                                 August 1, 1997


Ohio Valley Banc Corp.
420 Third Avenue
Gallipolis, Ohio  45631

Gentlemen:

                  We have acted as special counsel for Ohio Valley Banc Corp., an Ohio corporation (the "Company"), in connection with the proposed issuance and sale of common shares, without par value (the "Common Shares"), of the Company pursuant to the Ohio Valley Banc Corp. Dividend Reinvestment and Employee Stock Purchase Plan (the "Plan") as described in Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to the Registration Statement on Form S-3 (Registration No. 33-62010) (the "Form S-3") filed with the Securities and Exchange Commission on May 4, 1993. The purpose of the Post-Effective Amendment, which is to be filed on August 4, 1997, is to include the Prospectus to be used in connection with the Plan which reflects modifications to the Company's Dividend Reinvestment Plan as originally described in the Form S-3.

                  In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation: (a) the Form S-3; (b) the Post-Effective Amendment; (c) the Company's Amended Articles; (d) the Company's Code of Regulations; and (e) certain proceedings of the directors of the Company. We have also relied upon such representations of the Company and officers of the Company and such authorities of law as we have deemed relevant as a basis for this opinion.

                  We have relied solely upon the examinations and inquiries related herein, and we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

                  Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the 524,171 Common Shares of the Company remaining available for issuance under the Plan (reflecting share splits declared and distributed since the effective date of the Form S-3 and purchases of Common

Ohio Valley Banc Corp.
August 1, 1997
Page2


Shares pursuant to the Dividend Reinvestment Plan as originally described in the Form S-3) shall have been issued by the Company upon payment therefor in the manner provided in the Plan and in the Post-Effective Amendment (when it becomes effective), such Common Shares will be validly issued, fully paid and non-assessable.

                  This opinion is limited to the federal laws of the United States and to the laws of the State of Ohio having effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares and the filing of the Post-Effective Amendment and any further amendments to the Form S-3. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

                  Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the reference to us in the Post-Effective Amendment under the caption "LEGAL MATTERS."

                                            Very truly yours,

                                            /s/ Vorys, Sater, Seymour and Pease

                                            VORYS, SATER, SEYMOUR AND PEASE